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       THE 1999 STOCK OPTION PLAN OF MODERN MEDICAL MODALITIES CORPORATION

     Modern Medical Modalities Corporation, a New Jersey corporation (the "Company"), hereby adopts the 1999 Stock Option Plan (this "Plan"), this 5th day of May 1999. Under this Plan, the Company may grant options to acquire (the "Options") up to One Million Five Hundred Thousand (1,500,000) shares of its common stock, par value $0.0001 ("Common Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction or directly or indirectly related to the promotion or maintenance of a market in the Company's securities.

1. Purpose of this Plan. This Plan is intended to aid the Company in maintaining and developing a management team, and in attracting new personnel as needed and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Options.

2. Administration of this Plan. Administration of this Plan shall be determined by the Company's Board of Directors (the "Board"). Subject to compliance with applicable provisions of governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as "Plan Administrators"). The interpretation and construction of the terms of this Plan by the Plan Administrators shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. Any Option approved by a majority vote of the Plan Administrators during a duly and properly held meeting shall be valid. Any Option approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3. Shares of Stock  Subject to this Plan.  A total of One Million  Five  Hundred
Thousand (1,500,000) shares of Common Stock may be subject to, or issued pursuant to, Options granted under this Plan, subject to the limitations on issuance contained in the Company's then existing Articles of Incorporation. The Board may add shares of Common Stock to this Plan at any time in the future. If any right to acquire Common Stock granted under this Plan is exercised by the delivery of shares of Common Stock or the relinquishment of rights to shares of Common Stock, only the net shares of Common Stock issued (the shares of stock issued less the shares of Common Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

4. Reservation of Common Stock on Granting of Option. At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Common Stock subject to such Option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

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5.  Eligibility.  The  Plan  Administrators  may  grant  Options  to  employees, officers, and directors of the Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction or directly or indirectly related to the promotion. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan. Options shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Term of Options and Certain Limitations on Right to Exercise.

     a. Each Option shall have its term established by the Plan Administrators at the time the Option is granted but in no event may such term exceed two
     (2) years. Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time Options are granted, but in no event may any Option be exercised more than two (2) years after the granting of such Option. In no event may an Option be exercised after the expiration of its term.

     b. The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the Option.

     c. Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission ("SEC"), no
     participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Common Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and the Option and then only as to the number of shares of Common Stock validly acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Common Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Common Stock subject to the Option is acquired by the holder.

     d. Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

     e. Options shall be non-transferable, except by the laws of descent and distribution.

7. Exercise Price. The exercise price payable to the Company for shares to be obtained pursuant to Options shall be established by the Plan Administrators at the time Options are granted.

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8. Payment of Exercise Price.  The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company, or in such other consideration as exclusively determined acceptable by the Board.

9. Withholding. If the grant or exercise of an Option is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state or local laws, the Company may initially pay the Optionee's liability and be reimbursed by Optionee no later than six months after such liability arises and as a condition of accepting Options hereunder, all Optionees hereby agree to such reimbursement terms.

10. Dilution or Other Adjustment. The shares of Common Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization. The Company, in its discretion, may adjust the Options or issue replacement Options.

11. Options to Foreign Nationals. The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Options to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

12. Listing and Registration of Shares. Each Option shall be subject to the requirement that if at any time the Plan Administrators shall determine, in its sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan.

14. Amendment of this Plan. This Plan may not be amended more than once during any six-month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect; provided, however, that to the extent such amendment or modification would alter the Plan's benefits relative to applicable provisions of the Code, as it may be amended from time to time, such amendment or modification shall also be approved by the shareholders of the Company.

       ATTEST:

 /s/  Roger Findlay
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Roger Findlay, Chairman of the Board

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